Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GulfMark Offshore, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-222239) on Form S-1 and (No. 333-207972) on Form S-3 and (No. 333-174848) on Form S-8 of GulfMark Offshore, Inc. of our report dated April 2, 2018, with respect to the consolidated balance sheets of GulfMark Offshore Inc. and consolidated subsidiaries as of December 31, 2017 (Successor) and December 31, 2016 (Predecessor), and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the periods of November 15, 2017 to December 31, 2017 (Successor), January 1, 2017 to November 14, 2017 (Predecessor), and for the years ended December 31, 2016 and 2015 (Predecessor), which report appears in the December 31, 2017 annual report on Form 10-K of GulfMark Offshore, Inc. and consolidated subsidiaries.

(signed) KPMG LLP

Houston, Texas

April 2, 2018